Exhibit 10.1

OLIN CORPORATION

PERFORMANCE SHARE PROGRAM

Codified to reflect amendments

through October 22, 2008

1.	Terms and Conditions

The terms and conditions of the Performance Share Awards granted under this Program are contained in the Performance Share Certificate evidencing such Award, this Program and the LTIP.

2.	Definitions

“Common Stock” means the common stock of Olin, par value $1.00 per share.

“Final Share Number” has the meaning specified in Section 3 of this Program.

“LTIP” means the Olin Corporation benefit plan under which the relevant Performance Share Award is granted, including the 2003 Long Term Incentive Plan, the 2006 Long Term Incentive Plan and any successor or similar plan.

“Olin” means Olin Corporation.

“Performance Cycle” means, with respect to a Performance Share Award, a period of three calendar years, beginning with the calendar year in which such Performance Share Award is granted.

“Performance Share Award” shall mean grants of “Performance Shares” and “Senior Performance Shares.”

“Performance Share” and “Senior Performance Share” mean a unit granted under the LTIP and this Program, maintained on the books of the Company during the Performance Cycle, denominated as one phantom share of Common Stock, and paid in cash or Common Stock in accordance with this Program.

“Program” means this Performance Share Program.

“S&P ROC” shall mean the average annual return on capital (calculated in the same manner as Olin’s Return on Capital) of a group composed of the Standard & Poor’s 1000 Materials companies plus Occidental Petroleum Corporation; Alliant Techsystems Inc., PPG Industries, Inc.; The Dow Chemical Company and Westlake Chemical Corporation, broken out by quintiles.

Capitalized terms not otherwise defined in this Program shall have the meaning specified in the LTIP.

3.	Performance Share Awards

a.
Awards of Senior Performance Shares (category A) under this Program granted pursuant to the LTIP are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code.  Each Performance Share Award shall establish a target number of Performance Shares or Senior Performance Shares awarded to the Participant named in such Award.

b.
The target number of Performance Shares for each Participant shall be adjusted based upon a comparison of Olin’s average annual Return on Capital during the Performance Cycle with the S&P ROC during the Performance Cycle, in accordance with the following chart:

If Olin’s Return on Capital for a Performance Cycle is in the:	The % of the target number of Performance Shares paid will be:
highest Quintile of the S&P ROC	150%
2nd Quintile of the S&P ROC	125%
3rd Quintile of the S&P ROC	100%
4th Quintile of the S&P ROC	50%
lowest Quintile of the S&P ROC	25%

c.
The target number of Senior Performance Shares for each Participant shall be adjusted based upon a comparison of Olin’s average annual Return on Capital during the Performance Cycle with the S&P ROC during the Performance Cycle, in accordance with the following chart:

	The % of the target number of Senior Performance Shares paid will be:
If Olin’s Return on Capital for a Performance Cycle is in the:	A Shares	B Shares
highest Quintile of the S&P ROC	150%	150%
2nd Quintile of the S&P ROC	125%	125%
3rd Quintile of the S&P ROC	100.0%	100%
4th Quintile of the S&P ROC	33.33%	100%
lowest Quintile of the S&P ROC	0%	100%

d.
As soon as practicable in the calendar year following the end of the Performance Cycle, the Company shall calculate the appropriate adjustment, if any, to the target number of Performance Shares and Senior Performance Shares (the “Final Share Number”) for all Participants whose Performance Share Awards have vested during or at the end of such Performance Cycle.

4.	Vesting and Forfeiture

a.
Except as otherwise provided by the Committee, the LTIP, this Program or the Performance Share Award certificate, an interest in a Performance Share Award shall vest only if the Participant is an employee of the Company or a subsidiary on the last day of the relevant Performance Cycle.

b.
If a Participant’s employment with the Company or a subsidiary terminates for cause or without the Company’s consent (other than as the result of the Participant’s death, disability or retirement) before a Performance Share Award has vested, his or her Performance Share Award shall terminate and all rights under such Award shall be forfeited.

c.
If a Participant’s employment with the Company or a subsidiary terminates as the result of his or her disability, (as that term is defined in Section 409A of the Code or any successor provision), or retirement under any of the Company’s retirement plans before a Performance Share Award has vested, the Participant shall be entitled to a pro rata Performance Share Award, payable solely in cash at the time that the Performance Share Award would otherwise be payable under Section 5.  The cash payment shall be equal to the Final Share Number calculated in accordance with Sections 3 and 5 of this Program, multiplied by the Fair Market Value on the last day of the relevant Performance Cycle, multiplied by a fraction with a numerator equal to the number of months during the Performance Cycle the Participant was employed by the Company or a subsidiary (rounded up to the nearest whole month) and a denominator of 36.

d.
If a Participant’s employment with the Company or a subsidiary terminates as the result of his or her death before a Performance Share Award has vested, the Participant shall be entitled to a pro rata Performance Share Award, payable solely in cash within ninety (90) days of the Participant’s death.  The cash payment shall be equal to the Participant’s target number of Performance Shares or Senior Performance Shares, as the case may be, multiplied by the Fair Market Value on the date of the Participant’s death (or the next trading day, if the Common Stock was not traded on such date), multiplied by a fraction with a numerator equal to the number of months during the Performance Cycle the Participant was employed by the Company or a subsidiary (rounded up to the nearest whole month) and a denominator of 36.

e.
If a Participant’s employment with the Company or a subsidiary terminates for any other reason, the Company shall determine the portion, if any, of the Performance Share Award that shall not be forfeited, and the form of payment (cash or shares or a combination) that the Participant shall receive.  That determination shall be made by the Committee in the case of any officer, and by the Chairman of the Board, President, Chief Executive Officer, or any Vice President, in the case of any non-officer employee.  Notwithstanding this Section 4, payment shall be made pursuant to Section 5.

5.	Payment Timing

a.
As soon as is administratively practicable after the determination of the Final Share Number, but not later than the last day of the calendar year following the Performance Cycle, the Company will (i) issue to each Participant a number of shares of the Common Stock equal to one-half of the Final Share Number, rounded down to the nearest whole share if such number is not a whole number, and (ii) pay the Participant an amount equal to the Fair Market Value of one-half of the Final Share Number of shares of Common Stock on the last day of the Performance Cycle, rounded up to the nearest whole share if such number is not a whole number.

b.	No dividends or dividend equivalents shall be paid on any Performance Shares or Senior Performance Shares.

6.	Reserved

7.	Miscellaneous

a.	By acceptance of the Performance Share Award, each Participant agrees that such Award is special compensation, and that any amount paid will not affect:

i.	the amount of any pension under any pension or retirement plan in which he or she participates as an employee of Olin,

ii.	the amount of coverage under any group life insurance plan in which he or she participates as an employee of Olin, or

iii.	the benefits under any other benefit plan of any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

b.
The Company will withhold from the distribution of any cash pursuant to Performance Share Awards the amount necessary to satisfy the Participant’s federal, state and local withholding tax requirements.  It is the Company’s intention that all income tax liability on Performance Share Awards be deferred in accordance with the applicable requirements of Code Section 409A, until the Participant actually receives such shares or payment thereof.

c.
To the extent any provision of the Program (or any Performance Share Award) or action by the Board of Directors or Committee would subject any Participant to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.  It is intended that the Program (and any Performance Share Award) will comply with Code Section 409A, and the Program (and any Performance Share Award) shall be interpreted and construed on a basis consistent with such intent.  The Program (and any Performance Share Award) may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve compliance with Code Section 409A.  The preceding shall not be construed as a guarantee of any particular tax effect for Program benefits or Performance Share Awards.  Except as specifically provided in the LTIP, a Participant (or beneficiary) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant (or beneficiary) in connection with any distributions to such Participant (or beneficiary) under the Program (including any taxes and penalties under Code Section 409A), and neither Olin nor any Affiliate shall have any obligation to indemnify or otherwise hold a Participant (or beneficiary) harmless from any or all of such taxes or penalties.